Exhibit 3.17

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SANTA BARBARA RESTAURANT GROUP, INC.

(Pursuant to Sections 242 and 245

of the General Corporation Law of the State of Delaware)

Santa Barbara “Restaurant Group”, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

(1) The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on October 26, 1989, and the name under which this Corporation was originally incorporated was GB Foods Corporation.

(2) This Amended and Restated Certificate of Incorporation which restates, integrates and further amends the original Certificate of Incorporation, as heretofore amended or supplemented, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and was approved by written consent of the Board of Directors of the Corporation and by written consent of the sole stockholder of the Corporation in accordance with the provisions of Sections 141 and 228 of the General Corporation Law of the State of Delaware.

(3) The Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of this Corporation is Santa Barbara Restaurant Group, Inc.

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE 4

The total number of shares of capital stock which this Corporation has authority to issue is 100 shares of Common Stock, $0.001 par value per share.

ARTICLE 5

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

ARTICLE 6

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7

The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that this instrument is the act and deed of Santa Barbara Restaurant Group, Inc. and the facts stated herein are true.

Dated : 3/5/02, 2002	By:

Name:

Title:

3